EXHIBIT 99.1

John H. Castle Chairman and Chief Executive Officer

51 West Pearl Street • P.O. Box 309 • Coldwater, MI 49036-0309 • Phone 517-279-5504 • 800-379-7628

January 6, 2012

To Our Shareholders:

I am pleased to announce that the Board of Directors of Southern Michigan Bancorp, Inc. approved an increase in the quarterly dividend to $.07 per share, which is payable January 20, 2012 to shareholders of record as of January 6, 2012. The $0.07 per share dividend is an increase of $0.02 per share over the October 2011 cash dividend payment.

Beginning with the onset of the economic crisis in 2008, Southern, like many of its peers, has been focused on capital preservation. This strategy was prompted in most banks by unprecedented levels of charge-offs, special assessments to replenish the federal deposit insurance fund, and a regulatory impetus to build capital. Throughout the financial downturn, Southern remained well capitalized under regulatory guidelines. In fact, Southern's financial performance and capital strength during this period were solid, especially when compared with community banks throughout Michigan and the Midwest. Our steadfast attention to monitoring expenses and maintaining prudent loan underwriting standards have been key contributors to Southern's financial success.

In determining the appropriate level of shareholder dividends, Southern's board considers various balance sheet and performance metrics including recent and prospective operating performance, capital levels, payout ratios, and other company-wide risks.

Included below are key capital ratios carefully monitored by bank regulators, and the required levels to be categorized as a well-capitalized financial institution. Also listed are Southern's ratios within each category. With total shareholders' equity of $51 million as of September 30, 2011, our Tier 1 and Total Risk-Based capital ratios of 12.8 and 14.1 percent, respectively, are strong.

Key Regulatory Capital Ratios	Well-Capitalized Levels	Southern's Capital Ratios September 30, 2011

Tier 1 Leverage Ratio	5%	8.7%

Tier 1 Risk-Based Capital Ratio	6%	12.8%

Total Risk-Based Capital Ratio	10%	14.1%

Southern's directors are committed to improving long-term shareholder returns. Our disciplined capital management strategies and shareholder dividends are essential components of that goal. Thank you for your continued support.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer